EXHIBIT 2.1
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 	                      ASSET PURCHASE AGREEMENT




 	                               Among




	                 HOWELL HYDROCARBONS & CHEMICALS, INC.,

	                         HOWELL CORPORATION

	                                and

	                  SPECIFIED FUELS & CHEMICALS, L.L.C.







	                           July 31, 1997



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	                         TABLE OF CONTENTS

	                                                                 Page

ARTICLE I
     CLOSING	                                                            1

ARTICLE II
     PURCHASE AND SALE	                                                    2
     Section 2.1	Purchased Assets and Excluded Assets	            2
     Section 2.2	Purchase Price	                                    3
     Section 2.3	Final Determination of Net Working Capital	    3
     Section 2.4	Payment of Adjusted Purchase Price	            4
     Section 2.5	Allocation of Purchase Price	                    5
     Section 2.6	Prorations	                                    5
     Section 2.7	Additional Purchase Price Consideration	            7
     Section 2.8	Buyout of EBITDA Payments.	                   10

ARTICLE III
     LIABILITIES AND OBLIGATIONS	                                   11
     Section 3.1	Obligations Assumed	                           11
     Section 3.2	Obligations Not Assumed	                           12
     Section 3.3	Certain Contracts	                           12

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT	           12
     Section 4.1	Corporate Status and Good Standing	           12
     Section 4.2	Authorization	                                   12
     Section 4.3	Non-Contravention	                           13
     Section 4.4	Validity	                                   13
     Section 4.5	Broker Involvement	                           13
     Section 4.6	Litigation	                                   13
     Section 4.7	Title	                                           13
     Section 4.8	No Defaults	                                   15
     Section 4.9	Permits	                                           15
     Section 4.10	Environmental Review	                           15
     Section 4.11	Tax Matters.	                                   15
     Section 4.12	Financial Information.	                           17
     Section 4.13	Solvency.	                                   17
     Section 4.14	Process Safety Management Plan.	                   17
     Section 4.15	Employee Benefit Matters.	                   17
     Section 4.16	Contracts and Receivables	                   18
     Section 4.17	Disclaimer of Warranties	                   18

ARTICLE V
     REPRESENTATIONS AND WARRANTIES OF BUYER	                           19
     Section 5.1	Corporate Status and Good Standing	           19
     Section 5.2	Authorization	                                   19
     Section 5.3	Non-Contravention	                           19
     Section 5.4	Validity	                                   19
     Section 5.5	Broker Involvement	                           19

ARTICLE VI
     COVENANTS	                                                           20
     Section 6.1	Use of Name	                                   20
     Section 6.2	Failure to Obtain Consents	                   20
     Section 6.3	Further Assurance	                           20
     Section 6.4	Consents	                                   20
     Section 6.5	Confidentiality of Certain Reports	           20
     Section 6.6	No Implied Representation	                   20
     Section 6.7	Inventory	                                   21
     Section 6.8	Assignment of Instruments	                   21
     Section 6.9	Post-Closing Cooperation	                   21
     Section 6.10	Employee Matters	                           22
     Section 6.11	Tax Matters	                                   24
     Section 6.12	Post-Closing Operations	                           25
     Section 6.13	Transitional Services	                           26

ARTICLE VII
     CLOSING DELIVERIES	                                                   26
     Section 7.1	Deliveries by Seller at the Closing	           26
     Section 7.2	Deliveries by Buyer at the Closing	           27

ARTICLE VIII
     INDEMNIFICATION	                                                   27
     Section 8.1	Seller's Indemnity Obligations	                   27
     Section 8.2	Buyer's Indemnity Obligations	                   28
     Section 8.3	Limitations	                                   28
     Section 8.4	Indemnification Procedures	                   29
     Section 8.5	Arbitration of Disputes	                           31
     Section 8.6	General	                                           31

ARTICLE IX
     ENVIRONMENTAL MATTERS	                                           31
     Section 9.1	Definitions	                                   31
     Section 9.2	Indemnification for Claims of
                        Environmental Liability.	                   32

ARTICLE X
     EXCLUSIVITY; OTHER MATTERS	                                           35
     Section 10.1	Exclusive Remedy	                           35
     Section 10.2	Specific Performance	                           35
     Section 10.3	No Right to Rescind	                           35
     Section 10.4	No Setoff	                                   35

ARTICLE XI
     NON-COMPETITION AGREEMENT	36
     Section 11.1	Covenants Not to Compete or Interfere	           36
     Section 11.2	Necessity and Reasonableness	                   38
     Section 11.3	Enforcement	                                   38
     Section 11.4	Judicial Modification	                           38

ARTICLE XII
     GENERAL PROVISIONS	39
     Section 12.1	Expenses	                                   39
     Section 12.2	Entire Agreement	                           39
     Section 12.3	Waivers and Consents	                           39
     Section 12.4	Notices	                                           39
     Section 12.5	Successors and Assigns	                           39
     Section 12.6	Knowledge, Gender and Certain References	   40
     Section 12.7	Rights of Parties	                           40
     Section 12.8	Time of Essence.	                           40
     Section 12.9	Governing Law	                                   40
     Section 12.9	Counterparts	                                   40

SIGNATURES	                                                           35

	                          SCHEDULES

     Schedule 2.1.1	Fee Property
     Schedule 2.1.2.	Refining Facilities
     Schedule 2.1.3	Permits
     Schedule 2.1.5	Contracts
     Schedule 2.1.6	Excluded Accounts Receivable
     Schedule 2.1.7	Intellectual Property
     Schedule 2.5	Allocation of Purchase Price
     Schedule 2.6.8	Estimated Costs of Process Safety Management Plan
     Schedule 2.6.9	Estimated Costs of Removing Cladding in CSR Unit
     Schedule 4.1	Foreign Qualifications
     Schedule 4.3	Consents and Approvals
     Schedule 4.6	Litigation
     Schedule 4.12	Financial Information
     Schedule 4.14	Process Safety Management Plan
     Schedule 4.15	Employee Benefit Plans
     Schedule 4.16	Aged Accounts Receivable

	                   ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement ("Agreement") is made this 31st day of July, 1997 by and between Howell Hydrocarbons & Chemicals, Inc., a Delaware corporation ("Seller"), Howell Corporation, a Delaware corporation ("Parent"), and Specified Fuels & Chemicals, L.L.C., a Texas limited liability company ("Buyer").

	W I T N E S S E T H:

     WHEREAS, Seller is principally engaged in the business of producing, marketing and selling research and reference fuels and custom chemicals in the United States (collectively, the "Business");

     WHEREAS, Parent owns all of the issued and outstanding capital stock of Seller;

     WHEREAS, Parent desires to sell the Fee Property (as hereinafter defined) to Buyer and to cause Seller to sell to Buyer substantially all of Seller's assets used primarily in connection with the Business; and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets of Seller used primarily in connection with the Business;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, the parties agree as follows:


 	                            ARTICLE I

	                             CLOSING

     The closing of the purchase and sale provided for herein (the "Closing") is taking place at 10:00 a.m. on the date hereof ("Closing Date") at the offices of Bracewell & Patterson, L.L.P., 2900 South Tower Pennzoil Place, Houston, Texas 77002.


	                            ARTICLE II

	                         PURCHASE AND SALE

     Section 2.1 Purchased Assets and Excluded Assets. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants and indemnities hereinafter set forth, effective at midnight on July 31, 1997 (i) Parent is selling, transferring, conveying, assigning and delivering to Buyer, and Buyer is purchasing from Parent, the parcel of land owned by Parent and described in Schedule 2.1.1 (the "Fee Property") and (ii) Seller and Parent are selling, transferring, conveying, assigning and delivering to Buyer, and Buyer is purchasing from Seller and Parent, all of the assets of Seller and Parent, respectively, used in the Business (together with the Fee Property collectively referred to as the "Purchased Assets"), including but not limited to all of Seller's and Parent's right, title and interest in and to the following:

             2.1.1 All refining facilities located on the Fee Property, including but not limited to all of the buildings, machinery, tools, supplies, equipment, fixtures, laboratory equipment, furniture, vehicles and other property described in Schedule 2.1.2 (the "Refining Facilities");

             2.1.2 All easements, rights of way, railroad agreements, and ingress and egress agreements, to the extent assignable with respect to the Refining Facilities including but not limited to those described in the Commitment for Title Insurance issued by Commonwealth Land Title Insurance Company dated as of 8:00 a.m. on July 23, 1997 ("Title Commitment") (the "Easements and Similar Agreements");

             2.1.3 All permits, licenses and other governmental authorizations related to the ownership or operation of the Business to the extent assignable (the "Permits"), including but not limited to those listed in
Schedule 2.1.3;

             2.1.4 All inventories of finished products, work in process, raw materials, supplies, tanks, drums and packing and shipping material related to the Business, including those located at the Fee Property and the property leased by Seller in Michigan (collectively, the "Inventory");

             2.1.5 All contracts and agreements listed in Schedule 2.1.5 (the "Contracts");

             2.1.6  Except for those accounts receivable set forth on
Schedule 2.1.6 (the "Excluded Accounts Receivable"), all accounts receivable as of Closing Date arising from the operation of the Business (the "Receivables");

             2.1.7 All transferable intellectual property rights used primarily in the Business, including patents, patent applications, trade names, service marks, service mark applications, trademarks, trademark applications, copyrights, copyright applications, trade secrets, know-how and confidential business information (whether patentable or unpatentable) (collectively, the "Intellectual Property") and the goodwill associated therewith, including without limitation those rights listed in
Schedule 2.1.7; and

             2.1.8  All business records of Seller related to the Purchased
Assets.

Notwithstanding the foregoing, the Purchased Assets shall not include, and Buyer shall not purchase, (i) any insurance policies or insurance contracts of Seller and claims for recovery thereunder, (ii) the minute books and stock records of Seller, or any business records of Seller not relating to the Purchased Assets,
(iii) tax refunds applicable to periods prior to the Closing, (iv) the Excluded Accounts Receivable, (v) deposits, cash, and cash equivalents, or (vi) any right, title or interest in or other right to use the name of Seller or Parent or any name similar thereto, including any associated logos and any right with respect to any copyrights, trademarks and service marks (including in each case applications therefor whenever filed) relating thereto, subject to the license provided for in Section 6.1 (items (i) through (vi) collectively the "Excluded Assets")

     Section 2.2 Purchase Price. The purchase price (the "Purchase Price") payable in consideration of the Purchased Assets is (i) the assumption by Buyer of the Assumed Liabilities, as defined below, and (ii) an amount equal to the sum of (a) Fourteen Million Eight Hundred Twenty Thousand Dollars ($14,820,000), plus (b) cash equal to the amount of the Net Working Capital (as defined below), plus (c) the right to the additional payments referred to in Sections 2.7 and 2.8. Buyer is paying to Seller at Closing, by wire transfer in immediately available funds to an account previously designated by Seller, an amount equal to the sum of (i) $4,738,464.51, representing Seller's good faith estimate of the Net Working Capital (the "Estimated Working Capital"), plus (ii) Fourteen Million Eight Hundred Twenty Thousand Dollars ($14,820,000). For purposes hereof, the term "Net Working Capital" shall mean the value of the Inventory and the Receivables as of the Closing Date minus the current accounts payable included as part of the Assumed Liabilities (as defined below) as of the Closing Date, all as determined in accordance with generally accepted accounting principles ("GAAP"); provided, that finished goods and other Inventory shall be valued for such purposes at Seller's cost; and further provided, that Receivables shall be valued at the face amount thereof.

     Section 2.3  Final Determination of Net Working Capital.

             2.3.1 No later than forty-five (45) days after the Closing Date, Seller shall prepare and deliver to Buyer an unaudited statement of Net Working Capital as of the Closing Date (the "Statement of the Net Working Capital"), showing the Net Working Capital.

             2.3.2 After delivery to Buyer of the Statement of Net Working Capital, Buyer and its representatives shall be afforded the opportunity to review and inspect all of the financial records, work papers, schedules and other supporting papers relating to the preparation of the Statement of Net Working Capital and to consult with Seller and its representatives and accountants, if necessary in Buyer's opinion, regarding the methods used in the preparation of the Statement of Net Working Capital.

             2.3.3 The Net Working Capital as shown on the Statement of Net Working Capital prepared by Seller shall be final, conclusive and binding for purposes of this Agreement, unless Buyer shall give written notice of disagreement with any item thereon within twenty (20) business days following its receipt of the Statement of Net Working Capital, specifying in reasonable detail the nature and extent of such disagreement. Buyer shall not be permitted to give a notice of disagreement with respect to the Statement of Net Working Capital prepared by Seller unless the aggregate amount in dispute exceeds Ten Thousand Dollars ($10,000).

             2.3.4 If within twenty (20) business days following receipt by Seller of a notice of the type referred to in Section 2.3.3 above, Seller and Buyer are unable to resolve any disagreement with respect to the Statement of Net Working Capital, the disagreement shall be submitted for resolution to Ernst & Young (the "Neutral Accountants"). The Neutral Accountants shall be engaged jointly by Seller, Parent and Buyer to act as an arbitrator to determine and resolve only those issues still in dispute. The engagement of the Neutral Accountants shall require that the Neutral Accountants (i) resolve the matters in dispute within thirty (30) days of their acceptance of the engagement, (ii) utilize GAAP in resolving the dispute the principles utilized in preparing the Estimated Working Capital, and (iii) evidence their decision in a written statement delivered to Seller, Parent and Buyer. The decision of the Neutral Accountants as so evidenced shall be final, conclusive and binding on Seller, Parent and Buyer.

             2.3.5 The fees and expenses of the Neutral Accountants in connection with any such determination shall be apportioned between Seller and Buyer by the Neutral Accountants based on the inverse proportion of disputed amounts resolved in favor of each party (i.e., so that the prevailing party bears a lesser amount of such fees and expenses). Otherwise, Buyer and Seller shall each pay their own costs incurred in connection with this Section 2.3, including the fees and expenses of their respective attorneys, accountants, and other representatives, if any.

     Section 2.4 Payment of Adjusted Purchase Price. Promptly following the final determination of Net Working Capital as provided in Section 2.3, but in no event later than ten (10) days after such determination, either:

             2.4.1 Buyer shall wire transfer to Seller in immediately available funds the amount by which the Net Working Capital exceeds the Estimated
Working Capital; or

             2.4.2 Seller shall wire transfer to Buyer in immediately available funds the amount by which the Estimated Working Capital exceeds the Net
Working Capital.

Any payment required to be made pursuant to this Section 2.4 shall be made together with interest thereon from the Closing Date to the date of payment at the rate of interest per annum equal to the prime rate in effect on the Closing Date as reported in The Wall Street Journal. All wire transfers hereunder shall be to such account as the recipient thereof may designate in writing for that purpose.

     Section 2.5 Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated among the Purchased Assets hereof in accordance with Schedule 2.5. Seller and Buyer agree to complete IRS Form 8594 consistently with such allocation and to furnish each other with a copy of such form prepared in draft form within 45 days prior to the filing due date of such form. Neither Seller nor Buyer shall file any return or take a position with any taxing authority that is inconsistent with Schedule 2.5.

     Section 2.6  Prorations.

             2.6.1 On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) days thereafter, to the extent not included in the calculation of Net Working Capital, the water, gas, electricity and other utility expenses incurred in operating the Business and other similar periodic charges incurred in operating the Business in the ordinary course shall be prorated for 1997 between Buyer and Seller effective as of the Closing Date. To the extent practicable, and to the extent not included in the calculation of Net Working Capital, utility meter readings for the Fee Property shall be determined as of the Closing Date.

             2.6.2 Notwithstanding anything herein to the contrary but subject to Section 2.6.3, any taxes not measured or measurable, in whole or in part, by net or gross income or receipts (including, but not limited to, real or personal property or ad valorem taxes) imposed on the Purchased
Assets that relate to a tax period beginning before the Closing Date and ending after the Closing Date (an "Overlap Period") shall be apportioned as of the Closing Date such that Seller shall be liable for (and shall reimburse Buyer to the extent that Buyer shall have paid) that portion of such taxes relating to, or arising in respect to, periods on or prior to the Closing Date and Buyer shall be liable for (and shall reimburse Seller to the extent Seller shall have paid) that portion of such taxes relating to, or arising in respect to, periods after the Closing Date. Should any amounts to be prorated not have been finally determined on the Closing
Date, a mutually satisfactory estimate of such amounts made on the basis of the Seller's records shall be used as a basis for settlement at Closing, and the amount finally determined will be prorated as of the Closing Date and appropriate settlement made as soon as practicable after such final determination; provided, however, that proration for ad valorem taxes for 1997 will be made after Buyer is invoiced by the taxing authorities and Seller will pay to Buyer Seller's prorated share of such tax payment ten days prior to the date such tax payment is due.

             2.6.3 Seller and Parent shall pay and be responsible for 50% and Buyer shall pay and be responsible for 50% of (i) all motor vehicle taxes on the transfer of titled motor vehicles included in the Purchased Assets, and (ii) all other sales, transfer or similar state or local taxes and all recording Fees imposed as a result of the sale of the Purchased Assets.
Seller and Parent shall pay and remain responsible for all income taxes, sales or use tax, franchise taxes, payroll taxes and any other taxes which may be due in respect of operation of the Business before the Closing Date.

             2.6.4 Seller and Parent shall pay and be responsible for all salaries, wages, federal withholding and social security taxes, employee benefit plans, workers' compensation, and unemployment compensation taxes and other costs and expenses relating to employees employed in connection with the Business or Purchased Assets in respect of periods on or before the Closing Date and thereafter with respect to such employees which are not Transferred Employees. Buyer shall pay and be responsible for all such costs and expenses associated with any Transferred Employees that are incurred in respect of periods after the Closing Date. If Buyer, on the one hand, or Seller or Parent, on the other hand, receives an invoice for any tax or other expense which is allocable to the other party in part or in full hereunder, the recipient shall forward a copy of the invoice promptly to the other party.

             2.6.5 Seller and Parent shall be entitled to all revenues attributable to the Purchased Assets before the Closing Date, to the extent that such revenues are not Purchased Assets or proceeds thereof. Buyer shall be entitled to all revenues which are (i) Purchased Assets or proceeds thereof, or (ii) attributable to the Purchased Assets after the Closing Date. If Buyer, on the one hand, or Seller or Parent, on the other hand, receives a payment from a third party due in whole or in part to the other party, it shall pay over such portion to the other party as soon as practicable, but in any event within 10 days after receipt thereof.

             2.6.6 Seller and Parent shall pay and be responsible for 50% and Buyer shall pay and be responsible for 50% of the cost of an Owner Policy of Title Insurance in the amount of $14,000,000 issued by Partners Title Company ("Title Company") as agent for Commonwealth Land Title Insurance Company (with such reinsurance as Buyer may require), insuring that Buyer is the owner of the Fee Property and improvements thereon subject only to Permitted Exceptions and the standard printed exceptions included in a Texas standard form owner policy of title insurance; provided, however, that (i) the standard exception for discrepancies, conflicts or shortages in area shall be deleted except for "shortages in area," (ii) such policy shall have "None of Record" endorsed regarding restrictions except for restrictions that are Permitted Exceptions, (iii) the rights of parties in possession shall be deleted, and (iv) the standard exception for taxes shall be limited to calendar year 1997, marked "not yet due and payable," and subsequent years and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership.

             2.6.7 Seller and Parent shall pay and be responsible for 50% and Buyer shall pay and be responsible for 50% of the cost of a survey consisting of a plat and field notes describing the Fee Property, prepared by Terra Surveying Company ("Surveyor"), showing the location of the outside boundaries of the Fee Property, all significant improvements located thereon, all easements affecting the Fee Property, and in a form reasonably satisfactory to Buyer and sufficient for Title Company to delete the boundary exceptions except for "shortages in area."

             2.6.8 With respect to the Process Safety Management Plan covered by Section 4.14 below, Seller has in good faith estimated the costs associated with related inspections required by the Occupational Safety and Health Administration in attached Schedule 2.6.8. Seller and Parent shall be jointly and severally liable for 100% of the costs identified in
Schedule 2.6.8. Seller and Parent shall be jointly and severally liable for 50% and Buyer shall be liable for 50% of the amount by which the costs associated with such inspections exceeds the amount shown on Schedule
2.6.8.

             2.6.9 Seller has in good faith obtained an estimate of the costs associated with removing the cladding in the CSR Unit on the Fee Property in attached Schedule 2.6.9. Seller and Parent shall be jointly and severally liable for 100% of the costs identified in Schedule 2.6.9 Seller and Parent shall be jointly and severally liable for 50% and Buyer shall be liable for 50% of the amount by which the costs associated with such removal exceeds the amount shown on Schedule 2.6.9.

             2.6.10 Subsequent to Closing Buyer will obtain, with Seller's approval (which will not be unreasonably withheld), an estimate of the costs associated with stabilizing the bolt mechanisms of the C-70 distillation tower on the Fee Property for delivery subsequent to Closing. Seller and Parent shall be jointly and severally liable for 100% of the costs identified in such estimate. Seller and Parent shall be jointly and severally liable for 50% and Buyer shall be liable for 50% of the amount by which the costs associated with such stabilization exceeds the amount shown on the estimate.

     Section 2.7 Additional Purchase Price Consideration. For each of the twelve month periods ending June 30, 1998, 1999, 2000, 2001 and 2002, Buyer shall pay to Seller a cash amount equal to 55% of the amount by which EBITDA (as defined below) for such twelve-month period exceeds the "Minimum EBITDA" for such twelve-month period, as set forth below (the "EBITDA Payment"):



--------------------------------------------------------------------------------
                               Twelve Month Period Ending June 30,
--------------------------------------------------------------------------------
	               1998       1999       2000       2001       2002
--------------------------------------------------------------------------------
Minimum EBITDA          $5       $5.175      $5.35     $5.525      $5.7
                      million    million    million    million    million

--------------------------------------------------------------------------------

             2.7.1 For purposes of this Agreement: the term "EBITDA" shall mean the sum of (i) Net After-Tax Income (as defined below), plus (ii) the amount of income taxes deducted from the net income from the operation of the Refining Facilities to determine Net After-Tax Income, plus (iii) the amount of depreciation and amortization deducted from the net income from the operation of the Refining Facilities to determine Net After-Tax Income, plus (iv) the amount of interest expense deducted from the net income from the operation of the Refining Facilities to determine Net After-Tax Income
(the amounts in clauses (i) through (iv) to be determined in accordance with GAAP; and the term "Net After-Tax Income" shall mean the net income
(or loss) from operations of the Refining Facilities for the period in question after deduction for income, franchise, and other taxes and without giving effect to extraordinary losses incurred in the operation of the Refining Facilities, determined in accordance with GAAP; provided, however, that the amount of depreciation and amortization to be used for purposes of determining Net After-Tax Income for each of the following twelve-month periods shall be as set forth below:




--------------------------------------------------------------------------------
                               Twelve Month Period Ending June 30,
--------------------------------------------------------------------------------
	               1998       1999       2000       2001       2002
--------------------------------------------------------------------------------
Amount of
Depreciation and
Amortization           $2.3       $2.3       $2.1       $1.9       $1.9
                      million    million    million   million    million

--------------------------------------------------------------------------------

             2.7.2 No later than August 31 of each year commencing in 1998, Buyer shall pay to Seller a cash amount equal to Buyer's good faith estimate of the EBITDA Payment due for the twelve months ended on the immediately preceding June 30 ("Estimated EBITDA Payment"). Buyer shall deliver to Seller, within 120 days after the end of each of Buyer's fiscal years ending December 31, 1998, 1999, 2000, 2001 and 2002 audited financial statements for and as of the end of each such year, prepared in accordance with GAAP, with the report of Buyer's independent accountants with respect thereto, together with a special report of such accountants ("EBITDA Report") showing a calculation of EBITDA (in accordance with the terms of this Agreement) for the twelve months ended June 30 of such fiscal year and a calculation of the EBITDA Payment payable to Seller for such twelve-month period ("Calculated EBITDA Payment").

             2.7.3 After delivery to Seller of the EBITDA Report, Seller and its representatives shall be afforded the opportunity to review and inspect all of the financial records, work papers, schedules and other supporting papers relating to the preparation of the EBITDA Report and to consult with Buyer and its representatives, and independent accountants, if necessary in Seller's opinion, regarding the methods used in the preparation of the EBITDA Report. The Calculated EBITDA Payment as shown on the EBITDA Report shall be final, conclusive and binding for purposes of this Agreement, unless Seller shall give written notice of disagreement ("EBITDA Notice") with any item thereon within twenty (20) business days following its receipt of the EBITDA Report, specifying in reasonable detail the nature and extent of such disagreement. Seller shall not be permitted to give a notice of disagreement with respect to the EBITDA Report unless the aggregate amount in dispute exceeds Ten Thousand Dollars ($10,000). If within twenty (20) business days following receipt by Buyer of EBITDA
Notice, Seller and Buyer are unable to resolve any disagreement with respect to the EBITDA Report, the disagreement shall be submitted for resolution to the Neutral Accountants. The Neutral Accountants shall be engaged jointly by Seller, Parent and Buyer to act as an arbitrator to determine and resolve only those issues still in dispute. The engagement of the Neutral Accountants shall require that the Neutral Accountants
(i) resolve the matters in dispute within thirty (30) days of their acceptance of the engagement, (ii) utilize in resolving the dispute the principles contained in the definition of EBITDA set forth in section 2.7.1 hereof, and (iii) evidence their decision in a written statement delivered to Seller, Parent and Buyer. The decision of the Neutral Accountants as so evidenced shall be final, conclusive and binding on Seller, Parent and Buyer. The Calculated EBITDA Payment for any 12-month period, as it may be adjusted by agreement of the parties or by the Neutral Accountants pursuant hereto, is referred to herein as the "Final EBITDA Payment Amount" for such period.

             2.7.4 The fees and expenses of the Neutral Accountants in connection with any such determination shall be apportioned between Seller and Buyer by the Neutral Accountants based on the inverse proportion of disputed amounts resolved in favor of each party (i.e., so that the prevailing party bears a lesser amount of such fees and expenses). Otherwise, Buyer and Seller shall each pay their own costs incurred in connection with this Section 2.7, including the fees and expenses of their respective accountants, if any.

             2.7.5 Promptly following the final determination of the Final EBITDA Payment Amount for any 12-month period as provided in this Section 2.7, but in no event later than ten (10) days after such determination, either:

                    (i)	  Buyer shall wire transfer to Seller in immediately
                    available funds the amount by which the Final EBITDA Payment Amount exceeds the Estimated EBITDA Payment for such period; or

                    (ii) Seller shall wire transfer to Buyer in immediately available funds the amount by which the Estimated EBITDA Payment exceeds the Final EBITDA Payment Amount for such period.

Any payment required to be made pursuant to this Section 2.7 shall be made together with interest thereon from the date the Estimated EBITDA Payment is due to the date of payment at the rate of interest per annum equal to the prime rate in effect on the date the Estimated EBITDA Payment is due as reported in The Wall Street Journal. All wire transfers hereunder shall be to such account as the recipient thereof may designate in writing for that purpose.

     Section 2.8 Buyout of EBITDA Payments. At any time after June 30, 1998, Buyer may purchase from Seller and Parent the right of Seller and Parent to receive all, but not less than all, of the annual EBITDA Payments required to be made by Buyer to Seller and Parent pursuant to Section 2.7 of this Agreement (the "Buyout"). The amount to be paid by Buyer to Seller and Parent in consideration of the Buyout shall be:

             2.8.1 if the Buyout occurs during the 12 month period commencing on July 1, 1998 and ending on June 30, 1999, the greater of (i) the product obtained by multiplying the amount of the Final EBITDA Payment Amount made by Buyer to Seller and Parent for the 12 month period ended June 30, 1999 by four, or (ii) $5,700,000;

             2.8.2 if the Buyout occurs during the 12 month period commencing on July 1, 1999 and ending on June 30, 2000, the greater of (i) the product obtained by multiplying the amount of the Final EBITDA Payment Amount made by Buyer to Seller and Parent for the 12 month period ended June 30, 1999 by three, or (ii) $4,200,000;

             2.8.3 if the Buyout occurs during the 12 month period commencing on July 1, 2000 and ending on June 30, 2001, the greater of (i) the product obtained by multiplying the amount of the Final EBITDA Payment Amount made by Buyer to Seller and Parent for the 12 month period ended June 30, 2000 by two, or (ii) $2,600,000; and

             2.8.4 if the Buyout occurs during the 12 month period commencing on July 1, 2001 and ending on June 30, 2002, the greater of (i) the amount of the Final EBITDA Payment Amount made by Buyer to Seller and Parent for the 12 month period ended June 30, 2001, or (ii) $1,200,000.

Buyer shall give Seller at least three business days notice of any proposed payment pursuant to this Section 2.8. No Buyout may be made so long as any dispute as to any EBITDA Payment for any period is outstanding. Any payment made pursuant to this Section 2.8 shall be made by wire transfer to such account as Seller and Parent shall designate.



	                         ARTICLE III

 	                  LIABILITIES AND OBLIGATIONS

     Section 3.1 Obligations Assumed. As partial consideration for consummation of the transactions contemplated hereby, effective upon the Closing, Buyer hereby assumes and agrees to hereafter perform when due and discharge the following liabilities and obligations of Seller and Parent (the "Assumed Liabilities") and no other liabilities or obligations of Seller or
Parent:

             3.1.1 all obligations and liabilities of Parent for all ad valorem property taxes on the Fee Property and other Purchased Assets which become due and payable after the Closing Date (it being understood that, as between Seller, Parent and Buyer, the proration provisions of Section 2.6 hereof shall govern);

             3.1.2 all liabilities, obligations, costs and expenses arising out of or relating to Buyer's ownership or operation of the Purchased Assets or the Business after the Closing or which relate to or arise out of Buyer's performance of the Easements and Similar Agreements, Permits, the Contracts and Intellectual Property (collectively, the "Instruments") after the Closing Date;

             3.1.3 all accounts payable and all other nondelinquent current liabilities of Seller of the nature included in the calculation of Net Working Capital and incurred in the ordinary course of business, including all obligations under purchase orders, attributable to the ownership or operation of the Purchased Assets or the Business;

             3.1.4 any Claim of Environmental Liability for which Buyer is responsible under Article IX of this Agreement, subject to Seller's obligations contained in Section 9.2.3;

             3.1.5 all liabilities and obligations of Seller to hold, store or retain finished goods located at the Fee Property for customers who have previously purchased such goods;

             3.1.6 any liability or obligation to the extent arising out of any act or omission occurring, or condition or circumstance coming into existence, after the Closing Date with respect to Buyer's ownership or operation of the Purchased Assets or the Business, or any product sold or manufactured by Buyer or any service provided by Buyer after the Closing
Date (including all product liability and warranty claims and product returns with respect thereto); and

             3.1.7 any liability or obligation arising out of any claim, litigation or proceeding to the extent such claim, litigation or proceeding is based on or caused by any act or omission occurring, or condition or circumstances coming into existence after the Closing Date with respect to the Purchased Assets or the Business.

     Section 3.2 Obligations Not Assumed. Notwithstanding anything in this Agreement to the contrary, Seller and Parent jointly and severally covenant and agree that except for the Assumed Liabilities, Buyer shall not be liable for the payment or performance of any tax or other liability or obligation of Seller or Parent or for any liability relating to any Purchased Assets or Business, and that Seller and Parent shall pay, discharge or perform when due and in accordance with their respective terms all liabilities and obligations of Seller or Parent or attributable to any Purchased Assets or Business which are not Assumed Liabilities. Without limiting the generality of the immediately preceding sentence, the Assumed Liabilities do not include any liability or obligation (i) the existence of which constitutes a breach of any representation, warranty or covenant of Seller or Parent in this Agreement,
(ii) arising out of or relating to the 1996 tank explosion on the Fee Property and the matters described in Schedule 4.6, or (iii) any Claim of Environmental Liability for which Buyer is not responsible under Article IX of this Agreement.

     Section 3.3 Certain Contracts. As between Seller, Parent and Buyer, this Article III shall control over any assignment or assumption agreement entered into between Seller or Parent, Buyer and any third party pursuant to which certain contracts included in the Purchased Assets are assigned to Buyer. Accordingly, if there is any inconsistency or conflict between the terms of this
Article III and the terms of any such third-party agreement, this Article III shall govern and control as between Seller or Parent and Buyer.

	                          ARTICLE IV

 	        REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent jointly and severally represent and warrant to Buyer the following:

     Section 4.1  Corporate Status and Good Standing.  Each of Seller and
Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority under its charter and bylaws to own and lease its properties and to conduct its business as the same exists on the date hereof. Seller is duly qualified to do business as a foreign corporation in all states in which the nature of its business requires such qualification. Schedule 4.1 lists all states in which Seller is qualified to do business as a foreign corporation.

     Section 4.2 Authorization. Each of Seller and Parent has full corporate power and authority under its charter and bylaws to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated hereby and to take all actions required to be taken by Seller and Parent pursuant to the provisions hereof and its board of directors and shareholders have taken all necessary action to authorize same. This Agreement constitutes the valid and binding obligation of Seller and Parent enforceable against Seller and Parent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar laws affecting the rights of creditors generally.

     Section 4.3 Non-Contravention. Except as set forth in Schedule 4.3 neither the execution, delivery and performance of this Agreement or any documents executed in connection herewith by Seller or Parent, nor the consummation by Seller or Parent of the transactions contemplated herein, does or will (i) violate, conflict with, result in breach of or require notice or consent under any law, the charter or bylaws of Seller or Parent, or any provision of any Instrument or (ii) result in the creation of any Lien (as defined below) upon any instrument or other agreement or Instrument included in the Purchased Assets or Assumed Liabilities.

     Section 4.4 Validity. There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Seller or Parent in connection with this Agreement.

     Section 4.5 Broker Involvement. Neither Seller nor Parent has hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

     Section 4.6 Litigation. Except as disclosed on Schedule 4.6, there is no investigation, claim or proceeding or litigation of any type pending or, to the best knowledge of Seller and Parent, threatened against Seller and there is no judgment, order, writ, injunction or decree of any court, government or governmental agency, or arbitral tribunal against or involving Seller or any Purchased Asset or Assumed Liabilities. Except as disclosed on Schedule 4.6, there is no investigation, claim or proceeding or litigation of any type pending or, to the best knowledge of Seller and Parent, threatened against Parent that relates to the Purchased Assets, Assumed Liabilities or Business, and there is no judgment, order, writ, injunction or decree of any court, government or governmental agency, or arbitral tribunal against or involving Parent that relates to the Purchased Assets, Assumed Liabilities or Business.

     Section 4.7 Title. Immediately prior to the Closing, Parent had, and is conveying to Buyer at the Closing, good and indefeasible title to the Fee Property, and Seller had and is conveying to Buyer at the Closing good title to the other Purchased Assets in each case, free and clear of any and all liens, encumbrances, mortgages, deeds of trust, options, security interests, restrictions, liabilities, pledges and assignments of any nature and description (collectively, "Liens"), except the Permitted Exceptions (as defined below), and each of Seller and Parent has the full right to sell and transfer to Buyer title to Purchased Assets, being conveyed by it, free and clear of any and all Liens, except for the Permitted Exceptions. The term "Permitted Exceptions" means:

             4.7.1 all liens for taxes and assessments, both general and special, and other governmental charges which are not yet due and payable as of the Closing Date;

             4.7.2 all land use (including environmental and wetlands), building and zoning codes and ordinances, and other laws, ordinances, regulations, rules, orders, licenses or determinations of any federal, state, county, municipal or other governmental authority heretofore, now or hereafter enacted, made or issued by any such authority;

             4.7.3 all easements, rights-of-way, covenants, conditions, restrictions, reservations, real property licenses and agreements of record or referenced of record, and other matters of record, which individually or in the aggregate will not result in a material adverse effect on the use or ownership of the Purchased Assets taken as a whole;

             4.7.4 as to the Fee Property, all encroachments, overlaps, overhangs, unrecorded easements, or any other matters not of record as to any property which would be disclosed by an accurate survey or inspection which individually or in the aggregate will not result in a material adverse effect of the use or ownership of the Purchased Assets taken as a whole;

             4.7.5 all electric power, telephone, gas, sanitary sewer, storm sewer, water and other utility lines and pipelines, on, over or under the Fee Property, and all licenses, easements, rights-of-way, and other agreements relating thereto, provided none of the foregoing individually or in the aggregate will result in a material adverse effect on the use or ownership of the property affected hereby;

             4.7.6 all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Fee Property, provided none of the foregoing individually or in the aggregate will result in a material adverse effect on the use or ownership of such Fee Property;

             4.7.7 prior reservations or conveyances of record of mineral rights or mineral leases of every kind and character (provided, however, any rights held by the owner of any material rights or leases in and to the surface of the property affected by such reservation or conveyance shall not be deemed a Permitted Exception);

             4.7.8 inchoate mechanic's and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's, carrier's and other similar statutory liens arising in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings;

             4.7.9 other imperfections of title, easements and encumbrances, which will not result in a material adverse effect on the use of the Purchased Assets taken as a whole; and

             4.7.10 all exceptions to title referred to in the Title Commitment, a copy of which has been provided by Buyer to Seller.

     Section 4.8 No Defaults. Except as disclosed on Schedule 4.6, Seller is not in violation of and has not violated any provision of any law (including Environmental Laws), decree, order, regulation, permit, land use (including environmental and wetlands), building or zoning code, deed restriction, regulatory authorization or qualification. Parent is not in violation of, and has not violated, any provision of any law (including Environmental Laws), decree, order, regulation, permit, land use (including environmental and wetlands), building or zoning code, deed restriction, regulatory authorization or qualification that relates to the Purchased Assets, Business or Assumed Liabilities. Neither Parent nor Seller is in default under, or in breach or violation of, and no reason exists and no event has occurred which, with notice or lapse of time or action by a third party, would result in a default under, breach or violation of, or conflict with any of the Instruments or other agreements or instruments included in the Purchased Assets or Assumed Liabilities.

     Section 4.9  Permits.  All of the Permits are in full force and effect.

     Section 4.10 Environmental Review. Seller has delivered to Buyer a true, correct and complete copy of a Phase I Environmental Review of the Fee Property and the Refinery Facilities prepared by Fugro Environmental Services, dated
May 8, 1996, as updated on April 12, 1997 by ENSR Corporation.

     Section 4.11 Tax Matters.

             4.11.1  Except where notices of extension have been timely filed,
(i) all Tax Returns for or on behalf of Seller required to be filed with federal, foreign, state, local and other governmental authorities, and
(ii) all Tax Returns for and on behalf of Parent required to be filed, the failure to file which would subject any of the Purchased Assets, or the Business, to any Tax Lien, have been filed. All Taxes shown to be due on or prior to the date hereof from or on behalf of Seller or Parent on such Tax Returns or in connection with such extensions have been paid on a timely basis. All such Tax Returns filed by or behalf of Seller or Parent are true and correct in all material respects. Except for Taxes which are subject to the proration provisions of Section 2.6 and for Taxes included in the determination of Net Working Capital, Seller or Parent has no direct or indirect liability for any Taxes of any Tax Affiliate, or any other member of a consolidated group in which Seller has been or is a member, particularly pursuant to Treasury Regulation Section 1.1502-6, which liability would subject the Purchased Assets, or the Business, to any Tax or other Lien.

             4.11.2 Assuming that Buyer's registration on Treasury Form 637 is in full force and effect on the Closing Date, no Tax liabilities exist with respect to Seller which will subject any of the Purchased Assets, or the Business, to any Lien for unpaid Taxes except for (i) Tax liabilities included in the determination of Net Working Capital and (ii) Tax liabilities which are subject to the proration provisions of Section 2.6.

             4.11.3 There are no claims for Taxes presently being asserted for which Seller or Parent may be directly or indirectly liable which will subject any of the Purchased Assets, or the Business, taken as a whole to any Lien for unpaid Taxes, and to the knowledge of Seller and Parent there is no basis for the assertion of any such claim, except for (i) Tax claims included in the determination of Net Working Capital and (ii) Tax claims which are subject to the proration provisions of Section 2.6. Other than
(i) the proposal made by the City of Houston to Seller for Seller to create an "industrial district" and pay certain annual fees in lieu of annexation, a copy of which has been delivered to Seller, and (ii) the franchise tax audit of Seller currently being conducted by the Texas Comptroller of Public Accounts, neither Seller nor Parent has any knowledge of any proposal for increasing the assessed value of any of the Purchased Assets for tax purposes, or of any pending proceedings or public improvements which could reasonably be expected to result in the levy of any special tax or assessment against the Purchased Assets.

             4.11.4 Seller is not a foreign person for purposes of Internal Revenue Code of 1986 (the "Code") Section 1445, and Seller has delivered to Buyer a non-foreign affidavit under Code Section 1445(b)(2).

             4.11.5 The Purchased Assets constitute the entire operating assets of Seller as defined by Texas Administrative Code Section 3.316(d).

             4.11.6 As used in this Section 4.11, the following terms have the indicated meanings:

                     (i) As used in the phrase "Tax Affiliate," "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                     (ii) "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
                     59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                     (iii) "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Section 4.12 Financial Information. Attached hereto as Schedule 4.12 is the unaudited balance sheet of Seller as of December 31, 1996, and related unaudited statements of income or loss and changes in stockholder's equity for the fiscal year then ended (the "Financial Information"). The Financial Information (i) is in accordance with Seller's books and records, (ii) fairly presents Seller's financial position as of and for the periods indicated, (iii) has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, and (iv) does not include or omit any material asset or liability (whether fixed, accrued, contingent or other) the inclusion or omission of which renders the financial statements in the Financial Information misleading or incomplete. Except as disclosed in the Financial Information or pursuant to this Agreement, since December 31, 1996, Seller has not changed any material accounting method or practice, or experienced any material adverse change in, or event or condition that could reasonably be expected to result in a material adverse change, in the Purchased Assets, or the Business, taken as a whole.

     Section 4.13 Solvency. Seller is not insolvent. Upon and immediately after giving effect to consummation of the transactions contemplated by this Agreement, Seller will (i) be solvent, (ii) be able to pay its debts and obligations as they mature, (iii) have capital sufficient to carry on its business and any business in which it is about to engage, and (iv) have assets the present fair salable value of which is greater than the amount of its fixed and contingent liabilities.

     Section 4.14 Process Safety Management Plan. Seller has developed and documented a cost estimate to complete a Process Safety Management Plan in respect of the Purchased Assets and Business in accordance with requirements of the Occupational Safety and Health Administration. True, complete and correct copies of the Process Safety Management Plan and the cost estimate related thereto are attached hereto as Schedules 4.14 and 2.6.8, respectively.

     Section 4.15 Employee Benefit Matters.

             4.15.1 Schedule 4.15 sets forth a list of all of the bonus, deferred and incentive compensation, profit sharing, pension, retirement, vacation, sick leave, leave of absence, hospitalization, severance, and fringe benefit plans, all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) and all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) which the Seller maintains, to which the Seller contributes or has an obligation to contribute, in which the Transferred Employees are participants or with respect to which the Seller has any liability or reasonable expectation of liability (individually the "Plan" and collectively the "Plans") as of the Closing Date. For purposes of this
Section 4.15, all references to the Seller shall be deemed to refer to the Seller and any trade or business, whether or not incorporated, which together with the Seller would be deemed or treated as a "single employer" within the meaning of Section 414 of the Code or ERISA Section 4001.

             4.15.2 No breach or violation of or default by Seller or Parent under any Plan will subject Buyer or any of its benefit plans or the Business to any taxes, penalties or claims.

             4.15.3 None of the Plans (i) is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (ii) is a plan of the type described in Section 4063 of ERISA or
Section 413(c) of the Code, (iii) is a "multiemployer plan" (as defined in Section 3(37) of ERISA), or (iv) provides for medical or other insurance benefits to current or future retired employees or former employees of the Seller (other than as required for group health plan continuation coverage under Code Section 4980B or applicable state law). During the five years preceding the Closing Date, (i) no under funded pension plan subject to
Section 412 of the Code has been transferred out of the Seller and (ii) the Seller has not participated in or contributed to, or had an obligation to contribute to, any multiemployer plan (as defined in ERISA Section 3(37)) and has no withdrawal liability with respect to any multiemployer plan.

     Section 4.16 Contracts and Receivables. The Contracts and other agreements included in the Purchased Assets or Assumed Liabilities are in full force and effect and constitute valid and subsisting obligations of the respective parties thereto. The Receivables are itemized on Schedule 4.16 in an aged receivables format. Neither Seller nor Parent is a party to any material contract or agreement relating to the Business which is not disclosed on
Schedule 2.1.5.

     Section 4.17 Disclaimer of Warranties. EXCEPT WITH RESPECT TO THE WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE DEED CONVEYING, TRANSFERRING AND ASSIGNING THE FEE PROPERTY, NEITHER SELLER NOR PARENT MAKES ANY WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS PROVIDED IN THIS AGREEMENT AND THE DEED CONVEYING, TRANSFERRING AND ASSIGNING THE FEE PROPERTY, THE PURCHASED ASSETS ARE TO BE CONVEYED HEREUNDER "AS IS" AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF.

	                          ARTICLE V

	             REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Parent the following:

     Section 5.1 Corporate Status and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, with full power and authority under its articles of organization and regulations to own and lease its properties and to conduct business currently conducted and proposed to be conducted by it. Buyer is duly qualified to do business in all states in which the nature of its business requires such qualification and the failure to do so would have a material adverse effect on Buyer's operations taken as a whole.

     Section 5.2 Authorization. Buyer has full power and authority under its articles of organization and regulations to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated hereby and to take all actions required to be taken by Buyer pursuant to the provisions hereof, and its sole manager and members have taken all necessary action to authorize same. Buyer's registration on U.S. Department of the Treasury Form 637 is in full force and effect on the Closing Date. This Agreement constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar laws affecting the rights of creditors generally.

     Section 5.3 Non-Contravention. Neither the execution, delivery and performance of this Agreement or any documents executed in connection herewith by Buyer, nor the consummation by Buyer of the transactions contemplated herein, does or will (i) violate, conflict with, result in breach of or require any undelivered or unobtained notice or consent under any law, the articles of organization or regulations of Buyer or any provision of any material agreement or instrument to which Buyer is a party, or (iii) excepting Liens imposed by NationsBank of Texas, N.A. and Permitted Exceptions, result in the creation of any Lien upon any material agreement or instrument to which Buyer is a party, in each case which could reasonably be expected to have a material adverse effect upon Buyer's operations taken as a whole.

     Section 5.4 Validity. There are no pending or to Buyer's knowledge threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Buyer in connection with this Agreement.

     Section 5.5 Broker Involvement. Buyer has not hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

	                          ARTICLE VI

	                          COVENANTS

     Section 6.1 Use of Name. For a five-year period after the Closing, Buyer shall have the right to use the name "Howell Hydrocarbons & Chemicals" in accordance with the terms of the License Agreement of even date herewith among Seller, Parent and Buyer.

     Section 6.2 Failure to Obtain Consents. In the event any consent to the assignment of any Instrument is required in connection with the transactions contemplated hereby has not been obtained before Closing, then until such consent is obtained, Seller and Buyer shall cooperate in any arrangement reasonably satisfactory to the parties designed to fulfill Seller's obligations thereunder and to afford Buyer the benefits thereof so long as any such arrangement does not cause a default hereunder or breach hereof. This Section does not constitute any waiver by Buyer of any breach by Seller or Parent of any representation, warranty or covenant made by Seller or Parent in this Agreement, and does not supersede or modify any such representation, warranty or covenant.

     Section 6.3 Further Assurance. Each of Seller, Parent and Buyer shall execute and deliver from time to time after the Closing such instruments which may be requested by the other parties and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers, conveyances or assumptions contemplated by this Agreement or to transfer any Purchased Assets.

     Section 6.4 Consents. After the Closing, each of Seller and Parent will, upon request of Buyer, use its reasonable commercial efforts to obtain any consents required in connection with the transactions contemplated hereby. This Section does not constitute any waiver by Buyer of any breach by Seller or Parent of any representation, warranty or covenant made by Seller or Parent in this Agreement, and does not supersede or modify any such representation, warranty or covenant.

     Section 6.5 Confidentiality of Certain Reports. Except (i) as may be required by law or to their respective attorneys and accountants, or (ii) with the consent of the other parties hereto (which shall not be unreasonably withheld), to persons who have provided financing or insurance to, or propose to provide financing or insurance to, the parties hereto, each of Buyer, Seller and Parent agree to keep all environmental audit reports and other environmental information exchanged among the parties pursuant to this Agreement confidential and not to disclose or use for any purpose not expressly contemplated by this Agreement, or permit any other party to use for any purpose, any such reports or information concerning the Fee Property.

     Section 6.6 No Implied Representation. It is the explicit intent of each party hereto that no party is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and the deed conveying, transferring and assigning the Fee Property. Without limiting the generality of the foregoing, it is understood that any cost estimates, forecasts, projections or other predictions contained or referred to in this Agreement, any management presentations or other materials that have been provided to Buyer are not and shall not be deemed to be representations or warranties of Seller.

     Section 6.7 Inventory. On the Closing Date, designees of Seller are conducting, and Buyer or its representatives has been afforded the right to observe, a physical inventory of the Inventory, the results of which shall be included in the determination of Net Working Capital. Any dispute with respect to such inventory shall be resolved in accordance with the procedures set forth in Section 2.3 hereof.

     Section 6.8 Assignment of Instruments. To the extent the assignment of any Instruments to Buyer shall require the consent of any other person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof or give rise to any right of acceleration or termination. This Section does not constitute any waiver by Buyer of any breach by Seller or Parent of any representation, warranty or covenant made by Seller or Parent in this Agreement, and does not supersede or modify any such representation, warranty or covenant.

     Section 6.9  Post-Closing Cooperation.

             6.9.1 During the five year period after the Closing Date (the "Access Period"), Buyer shall maintain in a reasonably accessible location all books and records transferred by Seller to Buyer pursuant to this Agreement. Buyer shall notify Seller prior to disposing of any such books and records after the Access Period has expired and, upon request made by Seller within sixty (60) days after receipt of such notice, Buyer shall deliver such books and records to Seller at Seller's expense; provided, however, that Buyer's obligations under this Section 6.9.1 shall expire on the date beginning sixty (60) days after Seller's receipt of such notice unless Seller has requested such books and records within such sixty-day
(60) period.

             6.9.2 In recognition of Seller's obligations with respect to the liabilities not assumed by Buyer and other legitimate business needs of Seller, Buyer shall, upon three days prior written notice from Seller or Parent to Buyer specifying the time, nature and legitimate business reason therefor, during the Access Period: (i) afford the officers, employees and authorized agents and representatives of Seller and Parent access, during normal business hours, to the offices, properties, books and records of Buyer with respect to the Purchased Assets and the Business in respect of pre-Closing periods; (ii) furnish to the officers, employees and authorized agents and representatives of Seller and Parent such additional financial and other information regarding the operation of the Refining Facilities and the Business for the period prior to the Closing as Buyer has in its possession and as Seller may from time to time request; and (iii) make available, without expense to Seller, the employees of Buyer whose assistance, testimony or presence is necessary to assist Seller or Parent in evaluation of and in defending any claims or litigation against Seller or Parent not made by Buyer and concerning the Purchased Assets or the Business, including assuring the presence of such persons as witnesses in hearing or trials; provided, however, that Buyer shall be reimbursed for its reasonable out-of-pocket expenses incurred in connection with clauses
(ii) and (iii) above, but such expenses shall not include expenses of outside counsel, auditors or consultants in connection with the foregoing;
and provided further, that if the assistance, testimony or presence pursuant to clause (iii) is necessary in connection with any claim or litigation shall require the employees of Buyer to be absent from work for more than 120 hours in the aggregate, Seller shall reimburse Buyer for a pro rata portion of the salaries and benefits of the subject employees for the hours in excess of such amount.

             6.9.3 In recognition of Buyer's obligations with respect to the Assumed Liabilities and other legitimate business needs of Buyer, Seller and Parent shall, upon three days prior written notice from Buyer to Seller or Parent specifying the time, nature and legitimate business reason therefor, during the Access Period: (i) afford the offices, employees and authorized agents and representatives of Buyer access, during normal business hours, to offices, properties, books and records of Seller and Parent with respect to the Purchased Assets and the Business in respect of pre-Closing periods; (ii) furnish to the officers, employees and authorized agents and representatives of Buyer such additional financial and other information regarding the operation of the Refining Facilities and the Business for the period prior to the Closing as Seller or Parent has in its possession and as Buyer may from time to time request; and (iii) make available, without expense to Buyer, the employees of Seller or Parent whose assistance, testimony or presence is necessary to assist Buyer in evaluation of and in defending any claims or litigation against Buyer not made by Seller or Parent and concerning the Purchased Assets or the Business, including assuring the presence of such persons as witnesses in hearing or trials; provided, however, that Seller and Parent each shall be reimbursed for its reasonable out-of-pocket expenses incurred in connection with clauses (ii) and (iii) above, but such expenses shall not include expenses of outside counsel, auditors or consultants in connection with the foregoing; and provided, further, that if the assistance, testimony or presence pursuant to clause (iii) is necessary in connection with any claim or litigation shall require the employees of Seller or Parent to be absent from work for more than 120 hours in the aggregate, Buyer shall reimburse Seller and Parent for a pro rata portion of the salaries and benefits of the employees of Seller and Parent for the hours in excess of such amount.

     Section 6.10  Employee Matters.

             6.10.1 Buyer has caused Staff Leasing, L.P. ("Employer") to offer to hire, subject to Employer's standard hiring procedures and effective as of the Closing Date, all of Seller's personnel employed at the Fee Property or otherwise in connection with the ownership or operation of the Purchased Assets immediately prior to the Closing Date (the "Employees") at a comparable job and at a rate of pay (including commission structure) not less than each such Employee's pay immediately prior to the Closing Date. Employees who accept employment with Employer are referred to herein as "Transferred Employees". Except for the obligations of Parent and Seller under Parent's Simplified Employee Pension Plan (the "SEP"), Buyer will cause Employer to be responsible for all employment-related obligations with respect to the Transferred Employees in respect of periods and claims incurred after the Closing Date. For purposes of this Section 6.10, "employment-related obligations" shall include, without limitation, compensation for services performed for Employer in the Business after the Closing Date (and related employment and withholding taxes), benefits accrued under any Employer-sponsored employee welfare or pension benefit plan (as defined under the Employee Retirement Income Security Act of 1974, as amended ["ERISA"] Sections 3(1) and 3(2), respectively) covering the Transferred Employees after the Closing Date, (other than the SEP), benefits accrued under any other employee benefit plan or arrangement of Employer covering the Transferred Employees after the Closing Date and workers compensation benefits with respect to claims incurred and filed after the Closing Date. In reliance on Buyer's agreement to cause Employer to offer to hire as of the Closing Date all of the Employees, Seller has not given notifications under the Worker Adjustment and Retraining
Notification Act ("WARN") to any of its facilities. As between Buyer and Seller or Parent, Buyer shall have sole responsibility for any obligations or liabilities to the Transferred Employees under WARN for the Fee Property location, and agrees to hold Seller and Parent harmless for same. Buyer's indemnification of Seller in this regard specifically includes, but is not limited to, any claim by such Employees for back pay, front pay, benefits, or compensatory or punitive damages, any claim by any governmental unit for penalties regarding any issue of prior notification (or any lack thereof) of any plant closing or mass layoff, as well as the defense costs of Seller and Parent, including reasonable attorneys' fees, in defending any such claims.

             6.10.2 "Past Service" means service (i) as an employee of Seller or Parent or any of their respective affiliates and (ii) as an employee of predecessor companies prior to the acquisition of the Fee Property by Seller, but if and only to the extent that such service is recognized by Seller for similar purposes immediately prior to the Closing Date.

             6.10.3 From and after the Closing Date, the Transferred Employees shall receive credit for Past Service and shall be entitled to retain and take any paid vacation days accrued but not taken under the Seller's vacation policies prior to the Closing Date.

             6.10.4 Effective as of midnight on the Closing Date, the Buyer shall cause Employer to make available or establish a group major medical plan for the Transferred Employees and their dependents ("Employer's
Medical Plan"). The Employer's Medical Plan shall recognize Past Service for purposes of any pre-existing condition limitations or coverage waiting periods with respect to the Transferred Employees and shall give credit for 1997 claims incurred by the Transferred Employees under Seller's medical and dental plans in determining whether the deductible, coinsurance and maximum out-of-pocket provisions under Employer's Medical Plan are met for 1997. The Seller's or Parent's medical plan shall be responsible for the payment of benefits to Transferred Employees and their dependents or beneficiaries for any expenses incurred or accrued under the Seller's or Parent's medical plan prior to the date the Transferred Employees become employees of the Employer. The Employer's Medical Plan shall be liable for the payment of claims of eligible Transferred Employees and their dependents or beneficiaries for expenses incurred under the Employer's Medical Plan on or after the date the Transferred Employees become employees of Employer, notwithstanding the fact that any such expense may be related to another expense that was paid or is eligible for payment under the terms of the Seller's medical or dental plans or was related to any treatment for any condition diagnosed or existing prior to the Closing Date. Notwithstanding the foregoing provisions of this section, neither Buyer nor Employer shall have any liability with respect to any claim for coverage or benefits on behalf of any Transferred Employee, dependent or beneficiary unless such claim is covered under an employee benefit plan maintained by the Buyer or Employer on behalf of Buyer.

             6.10.5 As of the Closing Date, the Buyer shall establish a plan (the "Buyer's Profit Sharing Plan") pursuant to which Buyer shall set aside 5.5% of Buyer's net income after state taxes but before federal taxes for payment of bonuses and shall continue such plan in effect through the end of the 1997 calendar year. The amount that would be payable under the Seller's profit sharing (incentive compensation) plan as of the Closing
Date shall be the starting point for the calculation of payments under the Buyer's Profit Sharing Plan for 1997.

             6.10.6 Nothing in this Section 6.10 or otherwise in this Agreement, express or implied, shall confer upon any Transferred Employee or other employee, or their dependents and beneficiaries, any rights or remedies of any nature or kind, including but not limited, to any right to employment or continued employment for any specified period, or make any such person a third party beneficiary of this Agreement.

             6.10.7 Nothing in this Section 6.10 or otherwise in this Agreement, express or implied, shall be construed to prevent the Buyer or Employer from terminating or modifying to any extent or in any respect at any time any employee benefit or fringe benefit plan, policy program that the Buyer or Employer sponsors or maintains or to which it may contribute or have an obligation to contribute.

             6.10.8 Buyer and Seller each agree to furnish each other with appropriate records for each of the employees of the Seller, and their dependents and beneficiaries, as may be necessary or appropriate to assist in proper benefits or claims administration.

     Section 6.11  Tax Matters.

             6.11.1 After the Closing Date, Seller and Buyer will provide each other with such cooperation and information as such parties reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include, without limitation, providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Taxing authorities, but in no event shall the parties be required to disclose to each other any information relating to their business operations other than the operation of the Purchased Assets for pre-Closing periods. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Any information provided or obtained under this Section shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Tax proceeding. In the event of any contest with a Taxing authority regarding property Taxes relating to the Purchased Assets for any Tax or assessment period which is subject to proration under Section 2, Buyer shall have the right to control the contest and reasonable out-of-pocket expenses with respect to such contest shall be borne by Buyer. The parties shall provide each other with the requisite information to allow them to prepare federal, state and local income Tax Returns for the period prior to and including the Closing Date.
Such information shall be provided in the Tax information reporting format customarily used by Seller at its divisions, on or before 60 days after the Closing Date.

             6.11.2 The parties shall promptly notify each other in writing upon receipt of notice of any pending or threatened Tax audits or assessments relating to the Purchased Assets or to any member of Seller's or Buyer's Affiliated Group (as defined in Section 1504 of the Code) in each case for periods prior to the Closing or for Overlap Periods (as defined in Section 2.6.2).

             6.11.3 Except for Tax returns required as a result of Seller ceasing to conduct the Business or selling substantially all of its assets, Buyer shall timely file all sales and use Tax or other such Tax Returns for any Overlap Period (as defined in Section 2.6.2) and for periods ending on or prior to the Closing Date where the due date for such Returns is a date after the Closing Date, and Buyer shall pay the taxes shown as due on any such returns. Seller shall pay to the Buyer Seller's share of any such taxes (to the extent not already paid by Seller or included in the determination of Net Working Capital) due pursuant to the filing of such Tax Returns under the provisions of this subsection within thirty (30) business days of receipt of notice of such filing and payment by Buyer, which notice shall set forth in reasonable detail the calculations determining Seller's share of such Taxes.

     Section 6.12  Post-Closing Operations.  Buyer agrees that, from the
Closing Date through the earlier of June 30, 2002 or the date upon which Buyer pays to Seller all compensation which may become due pursuant to Section 2.8 of this Agreement (a) it will operate the Purchased Assets as a business and will conduct such business only in the ordinary course, in compliance in all material respects with all applicable laws and regulations (including, without limitation, Environmental Laws) and in the manner of a reasonably prudent operator, and (b) it will not engage in any transaction of any kind with any third party or Affiliate of Buyer, including without limitation any merger, consolidation, sale or purchase of stock, statutory share exchange, reorganization, recapitalization, sale of assets, pursuant to which (i) Bob G. Gower (or upon his death, his wife or children or their spouses collectively) ceases to be directly involved in the day to day management of the business conducted by Buyer using the Purchased Assets, or (ii) Bob G. Gower or Bob G. Gower and his spouse jointly (or upon his death, his wife or children or their spouses collectively) cease to control directly or indirectly more then 50% of the (A) equity interests in Buyer (or any permitted successor to Buyer not organized as a corporation) that have the right to 50% or more of the profits thereof, and the right in the event of dissolution to 50% or more of the assets thereof, and the right presently to designate the individuals or entities that exercise functions similar to the function of a board of directors, or (B) securities of any permitted successor to Buyer organized as a corporation that are entitled to vote generally in the election of directors, or (C) entity which owns the Purchased Assets, or (iii) Buyer (or any permitted successor to Buyer) ceases to own Purchased Assets necessary to operate the Business as it exists on the Closing Date. Buyer agrees that, from the Closing Date through the earlier to occur of June 30, 2002 or the date upon which Buyer pays to Seller all compensation which may become due pursuant to Section 2.8 of this Agreement, it will not (a) sell, exchange, swap, transfer or otherwise deliver any product produced using the Purchased Assets to Bob G. Gower or any of his Affiliates, or any member of the family of Bob G. Gower (including spouses of family members) or any of their respective Affiliates except transactions done on an arms-length basis on terms no less favorable to Buyer than terms that could be obtained from an unaffiliated third party, or (b) enter into any reciprocal dealing arrangement with any Person in which business, financial or other concessions are granted by Buyer to any Person in contemplation of or exchange for business, financial or other concessions being granted by the beneficiary of Buyer's concession (including the Affiliates of such beneficiary) to a Person other than Buyer.

     Section 6.13  Transitional Services.  As soon as practicable after
Closing, Parent shall install at the Fee Property the Data General 5600 computer currently located at Parent's headquarters and being used in the Business. During the 60 days after the installation thereof or for such shorter period as Buyer may hereafter advise Parent, Parent shall assist Buyer in transitioning to the use of such computer and shall provide to Buyer such other general and administrative services of the type previously provided to Seller as Buyer may reasonably request. Buyer shall reimburse Parent for its reasonable costs incurred in providing any transition services other than computer transition services.

 	                         ARTICLE VII

 	                     CLOSING DELIVERIES

     Section 7.1	Deliveries by Seller at the Closing.  At the Closing,
simultaneously with the deliveries by Buyer specified in Section 7.2 below, and in addition to any other deliveries made by Seller pursuant to any other transaction document at the Closing, Seller is delivering or causing to be delivered to Buyer the following:

             7.1.1 A Special Warranty Deed executed by Parent covering the Fee Property and a general conveyance and bill of sale covering the other
Purchased Assets.

             7.1.2 A License Agreement executed by Parent and Seller as required by Section 6.1.

The consummation of the Closing shall not be deemed to be a waiver by Seller or Parent of any of their rights or remedies against Buyer hereunder for any breach of warranty, covenant or agreement by Buyer herein; provided, however, that if Buyer has disclosed to Seller such a breach in this Agreement or in any schedule to this Agreement, and Seller and Parent elect to consummate the transactions contemplated hereby, Seller and Parent shall be deemed to have waived their rights and remedies hereunder for, and Buyer shall have no liability with respect to, any such specifically identified breach.

     Section 7.2 Deliveries by Buyer at the Closing. At the Closing, simultaneously with the deliveries by Seller specified in Section 7.1 above, and in addition to any other deliveries made by Buyer pursuant to any other transaction document at the Closing, Buyer is delivering or causing to be delivered to Seller the following:

             7.2.1  The cash payable to Seller at the Closing.

             7.2.2  A License Agreement executed by Buyer as required by
Section 6.1.

The consummation of the Closing shall not be deemed to be a waiver by Buyer of any of its rights or remedies against Seller or Parent hereunder for any breach of warranty, covenant or agreement by Seller or Parent herein; provided, however, that if Seller or Parent has disclosed to Buyer such a breach in this Agreement or in any schedule to this Agreement, and Buyer shall elect to Close, Buyer shall be deemed to have waived its rights and remedies hereunder for, and Seller and Parent shall have no liability with respect to, any such specifically identified breach.

	                        ARTICLE VIII

	                      INDEMNIFICATION

     Section 8.1 Seller's Indemnity Obligations. Indemnification by Seller and Parent with respect to all Environmental Matters shall be governed exclusively by Article IX and no claim for indemnification from Seller or Parent with respect to Environmental Matters shall be asserted under this Article VIII. Subject to the foregoing and the limitations contained in Section 8.3, from and after the Closing, Seller and Parent, jointly and severally, shall indemnify and hold Buyer harmless from and against any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorneys' fees) ("Indemnified Amounts") incurred by Buyer as a result of (i) any breach of or misrepresentation in any of the representations and warranties made by Seller or Parent in this Agreement, (ii) any breach by Seller or Parent of any covenant of Seller or Parent contained in this Agreement, and (iii) the liabilities of Seller or Parent which are not Assumed Liabilities.

The representations and warranties of Seller and Parent in this Agreement, other than those in Sections 4.2, 4.7, 4.8 and 4.11, shall expire on the second anniversary of the Closing Date. The representations and warranties of Seller and Parent contained in Sections 4.2, 4.7, 4.8 and 4.11 shall survive for the maximum period permitted by applicable law; provided, that if a claim has been made with respect to a breach of a representation or warranty prior to the expiration thereof, and such claim has not been finally resolved as of the expiration thereof, such representation or warranty shall survive until the final resolution of such claim; and provided further, that the expiration of the survival period of any representation or warranty shall not relieve Seller or Parent of their respective liabilities and obligations under Section 3.2 of this Agreement. The covenants and agreements of Seller and Parent contained in this Agreement that do not expire by their terms on the Closing Date shall survive the Closing for any time period specified therein or, if no time period is so specified, indefinitely.

     Section 8.2 Buyer's Indemnity Obligations. Indemnification by Buyer with respect to all Environmental Matters shall be governed exclusively by
Article IX and no claim for indemnification from Buyer with respect to any Environmental Matters shall be asserted under this Article VIII. Subject to the foregoing and the limitations contained in Section 8.3, from and after the Closing, Buyer shall indemnify and hold Seller and Parent harmless from and against any and all Indemnified Amounts incurred by Seller or Parent as a result of (i) any breach of or misrepresentation in any of the representations and warranties made by Buyer in this Agreement, (ii) any breach by Buyer of any covenant of Buyer contained in this Agreement, and (iii) the Assumed Liabilities.

The representations and warranties of Buyer in this Agreement, other than those in Sections 5.2 and 5.3, shall expire on the second anniversary of the Closing Date. The representations and warranties of Buyer contained in Sections
5.2 and 5.3 shall survive for the maximum period permitted by applicable law; provided, that if a claim has been made with respect to a breach of a representation or warranty prior to the expiration thereof, and such claim has not been finally resolved as of such expiration, such representation or warranty shall survive until the final resolution of such claim; and provided further, that the expiration of the survival period of any representation or warranty shall not relieve Buyer of its liabilities and obligations under Section 3.1 of this Agreement. The covenants and agreements of Buyer contained in this Agreement that do not expire by their terms on the Closing Date shall survive the Closing for any time period specified therein or, if no time period is so specified, indefinitely.

     Section 8.3  Limitations.

             8.3.1 No party shall be liable under this Article VIII for the breach of any representation or warranty until the aggregate amount of such liability (for all such claims) exceeds $25,000 (the "Deductible Amount"); but once the Deductible Amount has been met, such party shall be liable only for all such liability in excess of the Deductible Amount. Seller's maximum liability under this Agreement for all claims made pursuant to this
Article VIII for breaches of representations and warranties shall not exceed the sum of (i) $14,820,000, (ii) the amount of the Net Working Capital actually paid to Seller pursuant to Section 2.3, (iii) the amount paid to Seller pursuant to Sections 2.7 and 2.8. In no event shall this
Section 8.3.1 apply to the liabilities and obligations of Seller and Parent under Section 3.2 of this Agreement or the liabilities and obligations of Buyer under Section 3.1 of this Agreement.

             8.3.2 The liability of any party under this Article VIII shall be offset dollar for dollar by any recovery the party making a claim for indemnity actually receives from any third party in respect of the same claim; provided, however, that this Section 8.3.2 imposes no obligation or condition that any such recovery be pursued.

             8.3.3 The liability of Seller and Parent for a breach of the representations and warranties with respect to any personal property shall be limited to the book value of the affected personal property as of the Closing Date, as reflected on Buyer's books and records.

             8.3.4 Notwithstanding any provision of this Agreement, neither Seller nor Parent shall be liable to Buyer for any Indemnified Amounts arising out of any breach of any representation or warranty if such breach has been disclosed in this Agreement or any schedule to this Agreement. Notwithstanding any provisions of this Agreement, Buyer shall not be liable to Seller or Parent for any Indemnified Amounts arising out of any breach of any representation or warranty if such breach has been disclosed in this Agreement or any schedule to this Agreement.

             8.3.5 Neither Seller nor Parent shall have any obligation to indemnify Buyer with respect to any matter that (i) was the subject of a dispute regarding the Statement of Net Working Capital resolved by the Neutral Accountants or (ii) could have been the subject matter of such a dispute and was not asserted by Buyer in accordance with Section 2.3.

             8.3.6 In no event shall Seller or Parent be liable to Buyer for consequential damages and in no event shall Buyer be liable to Seller or Parent for consequential damages; provided, that these limitations shall not apply to consequential damages payable to a third party pursuant to a Third Party Claim.

             8.3.7 Anything in this Agreement to the contrary notwithstanding, no claim may be asserted nor any action commenced against Seller or Parent by Buyer or against Buyer by Seller or Parent for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by Seller and Parent or Buyer, as the case may be describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in this Agreement, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

     Section 8.4 Indemnification Procedures. All claims for indemnification under this Article VIII shall be asserted and resolved as follows:

             8.4.1 A party claiming indemnification under this Article VIII (an "Indemnified Party") shall with reasonable promptness (i) notify the party or parties from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice dated on the date sent to the Indemnifying Party ("Claim Notice") containing a description in reasonable detail of the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

Within 30 days after receipt of any Claim Notice (the "Election
Period"), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third Party Claim.

If the Indemnifying Party does not dispute its potential liability to the Indemnified Party within the Election Period, the Indemnified Party shall give the Indemnifying Party an opportunity to control negotiations toward resolution of such claim without the necessity of litigation, and if litigation ensues, to defend the same with counsel reasonably acceptable to the Indemnified Party, at the Indemnifying Party's expense, and the Indemnified Party shall extend reasonable cooperation in connection with such defense. The Indemnified Party shall be entitled to participate in, but not to control, the defense of any Third Party Claim resulting in litigation, at its own cost and expense; provided, however, that if the parties to any suit or proceeding shall include the Indemnifying Party as well as the Indemnified Party and the Indemnified Party shall have been advised by counsel that one or more legal defenses may be available to it that may not be available to the Indemnifying Party, then the Indemnified Party shall be entitled to participate in the defense of such suit or proceeding along with the Indemnifying Party, but the Indemnified Party shall be obligated to bear the fees and expenses of counsel of the Indemnified Party, which shall be selected by the Indemnified Party in its complete and sole discretion. If the Indemnifying Party does not dispute its potential liability to the Indemnified Party within the Election Period and the Indemnifying Party fails to assume control of the negotiations prior to litigation or to defend such action within a reasonable time, the Indemnified Party shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and the Indemnifying Party shall be liable to the Indemnified Party for its expenses reasonably incurred or amounts paid in connection therewith. If the Indemnifying Party disputes its potential liability to the Indemnified Party within the Election Period, then the Indemnified Party shall be entitled to assume control of such negotiations or defense of the action and the liability for the expense thereof, as well as any liability with respect to such Third Party Claim, shall be determined as provided in Section 8.5 below. Neither the Indemnifying Party nor the Indemnified Party shall settle, compromise, or make any other disposition of any Third Party Claim which would or might result in any liability to the Indemnified Party or the Indemnifying Party under this Article VIII without the written consent of such other party.

             8.4.2 In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice dated on the date sent to the Indemnifying Party (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 30 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.

     Section 8.5 Arbitration of Disputes. If the Indemnifying Party disputes, either as to the amount or liability, that any claim described in a Claim Notice or an Indemnity Notice, as the case may be, is covered by such Indemnifying Party's covenant to indemnify contained in this Article VIII, then the Indemnifying Party and the Indemnified Party agree to promptly negotiate in good faith to resolve their differences and to mutually agree upon an amount (an "Agreed Amount"), if any, owed to Indemnified Party by the Indemnifying Party hereunder. If Indemnifying Party and Indemnified Party fail to agree within 30 days after the date of the Claim Notice or the Indemnity Notice, as the case may be, the dispute shall be resolved (a "Final Determination") by binding and final arbitration of a single arbitrator mutually agreed to by Buyer and Seller conducted in Houston, Texas in accordance with the rules of commercial arbitration of the American Arbitration Association. The prevailing party in any such arbitration proceeding shall be entitled to attorney's fees and other out-of-pocket expenses reasonably and necessarily incurred in connection with such proceeding, the amounts of which shall be contained in the award of the arbitrator. Any amount which is described in a Claim Notice which is not disputed by the Indemnifying Party shall be paid promptly in cash upon receipt of the Claim Notice by the Indemnifying Party.

     Section 8.6  General.  The indemnification obligations under this
Article VIII shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence of the Indemnified Party.

	                          ARTICLE IX

 	                     ENVIRONMENTAL MATTERS

     Section 9.1 Definitions. For purposes hereof, the following terms shall have the following meanings:

             9.1.1 "Claim of Environmental Liability" shall mean any and all claims, liabilities, obligations, judgments, penalties, expenses, losses or damages relating to (a) the Purchased Assets or the Business as to liability of Buyer, Seller or Parent, (b) the Excluded Assets as to liability of Seller or Parent, and (c) in the case of both (a) and (b),
(i) any suit, action, administrative proceeding, notice, investigation or demand asserted or threatened by any third-party (including any governmental agency or authority) arising under any Environmental Law, (ii) requirements imposed by any Environmental Law, including costs of remediation or costs incurred in obtaining applicable permits or complying with Environmental Law, or (iii) the presence or release into the environment of any Hazardous Substances, including worker or customer exposure thereto.

             9.1.2 "Environmental Law" shall mean any federal, state, or local law (including common law), rule, regulation, order, ordinance, writ, judgment, injunction, decree, or determination having the force of law relating to the protection of human health or the environment, the release of any Hazardous Substances into the environment, the generation, management, transportation, storage, treatment and disposal of Hazardous Substances, or the pollution of air, soil, groundwater or surface water (including, without limitation, the Clean Air Act, the Toxic Substance
Control Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Resource Conservation and Recovery
Act, all as amended, or their state counterparts or analogues).

             9.1.3 "Environmental Matters" shall mean matters or circumstances relating to (i) any obligation or liability arising under any Environmental Law, or (ii) any Claim of Environmental Liability.

             9.1.4 "Hazardous Substance" shall mean any pollutant, contaminant, petroleum or petroleum product, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, solid or hazardous waste, special, liquid, industrial or other waste, hazardous material, or other material, substance or agent (whether in solid, liquid or gaseous form) that is regulated in connection with the protection of the environment or that is alleged by third parties or found to pose a threat to the safety or health of humans.

     Section 9.2  Indemnification for Claims of Environmental Liability.

             9.2.1 Seller's Exclusive Responsibility. Indemnification of Buyer by Seller or Parent for any Claims of Environmental Liability shall be asserted exclusively pursuant to this Article IX. Subject to Buyer's indemnification obligations and the limitations and sharing arrangements set forth in this Article IX, Seller and Parent jointly and severally shall indemnify and hold Buyer harmless from any and all Indemnified Amounts which Buyer may suffer or incur by reason of any Claim of Environmental Liability (i) the existence of which constitutes a breach of any representation, warranty or covenant of Seller or Parent in this Agreement relating to Environmental Matters regardless of whether the survival period has expired, (ii) arising out of or relating to the 1996 tank explosion(s) on the Fee Property, or (iii) resulting from an act, omission or event occurring or circumstance or condition coming into existence before, the Closing Date and not involving a Shared Material (as hereinafter defined).
As used in this Article IX, the term "Indemnified Amounts" has the meaning given it in Section 8.1.

             9.2.2 Buyer's Exclusive Responsibility. Indemnification of Seller and Parent by Buyer for any Claims of Environmental Liability shall be asserted exclusively pursuant to this Article IX. Subject to the indemnification obligations and sharing arrangements of Seller and Parent set forth in this Article IX, Buyer shall indemnify and hold Seller and Parent harmless from any and all Indemnified Amounts which Seller or Parent may suffer or incur by reason of any Claim of Environmental Liability
(i) the existence of which constitutes a breach of any representation, warranty or covenant of Buyer in this Agreement relating to Environmental Matters regardless of whether the survival period has expired, or
(ii) resulting from an act, omission or event occurring, or circumstance or condition coming into existence, after the Closing Date and not involving a Shared Material (as hereinafter defined).

             9.2.3 Seller's and Buyer's Shared Responsibility. In connection with any Indemnified Amount arising out of, or in connection with, any Claim of Environmental Liability made or asserted during the five-year period beginning immediately after 12:00 midnight on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Environmental
Claims Period"), if such Claim of Environmental Liability relates to any raw material or feedstock used, or product sold or exchanged, by the Seller in the Business prior to Closing and by the Buyer in the Business after Closing (the "Shared Material"), then Buyer, on the one hand, and Seller and Parent, on the other hand, shall be equally responsible and liable for such Indemnified Amount. Any such Claim of Environmental Liability made or asserted during the Environmental Claims Period shall survive the expiration thereof for purposes of this Article IX as if such expiration had not occurred. If any such Claim of Environmental Liability relating to Shared Material is made or asserted after the expiration of the Environmental Claims Period, then as between Buyer, Seller and Parent,
Buyer shall be solely responsible and liable for such claim.

             9.2.4 Third Party Claim Procedures. A party claiming indemnification under this Article IX (an "Indemnitee" shall, with reasonable promptness (i) notify the party or parties from which indemnification is sought (an "Indemnitor") of any claim or demand asserted against the Indemnitee by a third party with respect to any matter as to which the indemnities set forth in this Article IX do or could apply (an "Environmental Third Party Claim"). Such notice shall include the details of the Environmental Third Party Claim, including copies of all pleadings and the pertinent documents. Within twenty (20) days of receipt of such notice, the Indemnitor shall (i) pay the Environmental Third Party Claim either in full or upon compromise agreed to by the Indemnitor, or (ii) notify the Indemnitee that the Indemnitor disputes the Environmental Third Party Claim and intends to defend against it, and thereafter so defend and pay any adverse final judgment against the Indemnitor or the Indemnitee or award or settlement amount in regard thereto, or (iii) notify the Indemnitee that the Indemnitor does not accept any indemnification obligation to the Indemnitee with respect to such Environmental Third Party Claim, in which event the Indemnitor and the Indemnitee shall cooperate in the joint defense of such Environmental Third Party Claim as described below. Except when the parties are cooperating in a joint defense as described below, the defense of any Environmental Third Party Claim shall be controlled by the Indemnitor , and the cost of such defense shall be borne by it, except that the Indemnitee shall have the right to participate in such defense at its own expense. In the event (i) the Environmental Third Party Claim is one to which Section 9.2.3 applies, or (ii) there is a dispute as to whether the Indemnitor is obligated to indemnify the Indemnitee hereunder with respect to such Environmental Third Party Claim, and the parties are unable to agree upon their relative share of responsibility, if any, for such claim, Buyer, Seller and Parent agree to cooperate in the joint defense of such claim and not to sue or make any cross-claim against one another with respect to the subject matters of such dispute except to the extent necessary to resolve their respective indemnity obligations hereunder.

             9.2.5 Arbitration. The arbitration provisions of Section 8.5 shall apply to any disputes regarding the applicability of this Article IX.

             9.2.6 Other Claim Procedures. In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article IX that does not involve an Environmental Third Party Claim, the Indemnified
Party shall transmit to the Indemnifying Party an Indemnity Notice describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Article. If the Indemnifying Party does not notify the Indemnified Party within 30 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.

             9.2.7 Access. With respect to any claim for indemnification under this Article IX, the Indemnitee will give to the Indemnitor and its counsel, accountants and other representatives full and free access, during normal business hours and upon the giving of reasonable prior notice, of its books and records relating to such claims, and to its employees, accountants, counsel and other representatives, all without charge to the Indemnitor, except for reimbursement of reasonable out-of-pocket expenses.
In this regard, the Indemnitee agrees to maintain any of its books and records which may relate to a claim for indemnification hereunder for such period of time as may be necessary to enable the Indemnitor to resolve such claim.

             9.2.8 Standard of Conduct. The indemnification obligations of Seller and Parent with respect to Claims of Environmental Liability pursuant to this Article IX which involve remediation, rectification or clean-up of any Environmental Matter shall be limited to those Indemnified Amounts which would be reasonably incurred by a reasonable prudent owner or operator under the same or similar circumstances operating with its own funds to satisfy the remediation levels or performance standards imposed under Environmental Laws or under Risk Reduction Standard Number 3 promulgated by the Texas Natural Resource Conservation Commission ("TNRCC") at 30 T.A.C. Chapter 335, or similar risk-based standards subsequently adopted by the TNRCC; provided, that if the remediation methods or performance standards are imposed by a final administrative order or judicial decree, those methods or standards shall control. Upon approval of Seller, such remediation, rectification or clean-up may be performed under the Voluntary Cleanup Program established by the TNRCC. Except as required by Environmental Laws or an Environmental Agency, or by agreement of Seller, Parent and Buyer, Seller and Buyer agree that neither Seller or Parent nor Buyer will perform or instigate, or prompt an Environmental Agency to perform or instigate, any invasive environmental investigation of the Purchased Assets, including without limitation any subsurface or other testing of the soil, surface water or groundwater related to the Purchased Assets (an "Environmental Investigation"), during the Environmental Claims Period; provided, however, that nothing in this
Section 9.2.8 shall preclude Buyer from operating its business in the ordinary course, including, without limitation, conducting
(i) construction, dredging, maintenance, facilities modification or expansion, or road building activities, or (ii) any Environmental Investigation required by Environmental Laws in order to respond to any release discovered in the course of such activities.

             9.2.9  Limitations.  The liability of any party under this
Article IX to pay any Indemnified Amount shall be offset dollar for dollar by any recovery the party making a claim for indemnity actually receives from any third party in respect of the same claim; provided, however, that this Section 9.2.9 imposes no obligation or condition that any such recovery be pursued.

	                           ARTICLE X

 	                  EXCLUSIVITY; OTHER MATTERS

     Section 10.1 Exclusive Remedy. Subject to Section 11.3, each of Buyer, Seller and Parent hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the breach by the other party of its representations, warranties, covenants and agreements contained in this Agreement shall be pursuant to the indemnification provisions set forth in
Article VIII and Article IX. Each of Buyer and Seller hereby waives, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action it may have against the other arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise) with respect to the representations, warranties, covenants and agreements contained in this Agreement.

     Section 10.2 Specific Performance. Notwithstanding the foregoing Section 10.1, nothing contained in this Article X or the arbitration provisions of
Section 8.5 shall prevent any party hereto from seeking and obtaining specific performance by the other party hereto of any of its obligations under this Agreement or from seeking and obtaining injunctive relief against the other party's activities in breach of this Agreement.

     Section 10.3 No Right to Rescind. Anything herein to the contrary notwithstanding no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer after the Closing to rescind this Agreement or any of the transactions contemplated hereby.

     Section 10.4 No Setoff. Neither Buyer nor Seller or Parent shall have right to setoff against any amounts payable to Seller or Parent or to Buyer, respectively, hereunder (including payments under Sections 2.7 or 2.8) any amounts which have not been finally determined by the appropriate authority designated in this Agreement, or if none, a court of competent jurisdiction, to be payable hereunder.

	                         ARTICLE XI

	                NON-COMPETITION AGREEMENT

     Section 11.1  Covenants Not to Compete or Interfere.

             11.1.1 For a period of five years after the Closing Date, Seller and Parent will not, and Parent will not permit its Affiliates to:

                    (i)	 directly or indirectly engage or invest in, finance,
                    own, manage, operate, control or participate in the ownership, management, operation or control of any Competing Business (defined below); provided, however, that this
                    Section 11.1.1 shall not preclude Seller, Parent or any of their respective Affiliates from (A) investing in the securities of any enterprise engaged in a Competing Business (but without otherwise participating in management of such enterprise) if such securities are listed on any United States national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, provided that Seller, Parent and their respective Affiliates combined do not purchase or hold (directly or indirectly) an aggregate equity interest of more than 5% in any such enterprise or (B) engaging or participating in a Competing Business as the result of the acquisition of all or substantially all of the assets of, or all or any portion of the securities of, any enterprise engaged in a business other than a Competing Business, but which conducts a Competing Business in conjunction with its conduct of such other business, if the purpose of such acquisition was to acquire the non-Competing Business.

                    (ii) directly or indirectly, either as principal, agent, independent contractor, consultant, (whether paid or unpaid), stockholder, partner or in any other individual or representative capacity whatsoever, either for its own benefit or for the benefit of any other Person (defined below), solicit, divert or take away from Buyer any customer of the Business, who was a customer of the Business at any time during 1995, 1996 or 1997 prior to the Closing Date, for the sale to such customer of any product or service sold by Seller to such customer prior to Closing; or

                    (iii) directly or indirectly, either as principal, agent, independent contractor, consultant, (whether paid or unpaid), stockholder, partner or in any other individual or representative capacity whatsoever, either for its own benefit or for the benefit of any other Person, either (a) hire, attempt to hire, or solicit for employment any Transferred Employee, (b) induce any such employee to leave the employment of Buyer, or (iii) induce any distributor, vendor, supplier, representative or agent of or to Seller at any time during 1995, 1996 or 1997 prior to the Closing Date, and who becomes a distributor, vendor, supplier, representative or agent of or to Buyer in respect of the Business, to terminate or modify its relationship with Buyer as it relates to the Business.

             11.1.2 As used in this Agreement, the following terms have the indicated meaning:

"Affiliate" when used to indicate a relationship with any Person, means: (i) any corporation or legal entity with respect to which such Person is an executive officer or director (or, with respect to unincorporated entities, a holder of a similar management position), or is directly or indirectly the beneficial owner of at least 50% of the outstanding shares of any class of equity securities or other equity interest therein; or (ii) any trust or other estate in which such Person directly or indirectly has a beneficial interest of 50% or more or as to which such Person serves as trustee or in any similar fiduciary capacity.

"Competing Business" means any Person whose products or services compete, in whole or in part, anywhere in the United States at any time during the five years after the Closing Date, with the products or services of the Business at any time during 1995, 1996 or 1997 through the Closing Date.

"Person" means an individual, corporation, limited liability company, partnership, limited partnership, joint venture, joint stock company, firm, company, syndicate, trust, estate, association, governmental authority, business, organization or any other incorporated or unincorporated entity.

             11.1.3 None of Seller, Parent or any of their respective Affiliates shall for itself, himself or herself or on behalf of any other Person (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity) use or disclose to any Person any of the following relating in any way to any Purchased Assets, the Business, Buyer or its business:
trade secrets; proprietary information; "know-how;" marketing, distribution and advertising plans and techniques; the existence or terms of contracts or potential contracts with, or other information identifying or relating to past, existing or prospective customers, distributors or vendors; cost data, pricing policies, and financial and accounting information; or
matters pertaining to pending or threatened litigation or investigations; provided, however, that (after reasonable measures have been taken to maintain confidentiality and after giving reasonable notice to Buyer specifying the information involved and the manner and extent of the proposed disclosure thereof) any disclosure of such information may be made to the extent required by applicable laws or judicial or regulatory process; and provided further, that the prohibitions in this subsection shall not apply to any information (i) which is or becomes publicly available through no breach of this Agreement or other fault of Seller,
Parent or any of their Affiliates; (ii) is disclosed to Seller, Parent or any of their Affiliates by a third party which, to the knowledge of Seller after inquiry, is under no duty of confidentiality to Buyer with respect thereto, or (iii) is developed independently by Seller, Parent or any of their Affiliates without use of Buyer's confidential information.
Section XI.2	Necessity and Reasonableness.  Seller and Parent hereby
jointly and severally specifically acknowledge, agree and represent to Buyer as a material inducement for Buyer to enter into this Agreement: (i) the covenants and agreements of Seller and Parent in this Article XI are necessary and essential to the protection of the Business which Buyer will conduct with the Purchased Assets, and to enable Buyer to realize and derive all of the benefits, rights and expectations associated with this Agreement; (ii) Buyer will suffer great loss and irreparable harm if Seller or Parent directly or indirectly enters into a Competing Business; (iii) the temporal and other restrictions contained in this Article XI are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other business interests of Buyer in respect of the business which Buyer will conduct with the Purchased Assets; (iv) the enforcement of this Article XI will not work an undue or unfair hardship on Seller or Parent or otherwise be oppressive to any of them, it being specifically acknowledged and agreed by Seller and Parent that they have other business interests and opportunities which will provide each of them adequate means of support if the provisions of this Article XI are enforced; (vi) neither Seller nor Parent believe or will assert that the enforcement of this Article XI will deprive the public of needed goods or services or otherwise be injurious to the public; and (v) good and valuable consideration exists for the agreement of Seller and Parent to be bound by the covenants and agreements contained in this Article XI.

     Section 11.3 Enforcement. Because of the unique nature of the Purchased Assets, the business to be conducted and further developed by Buyer therewith, and the confidential and proprietary information relating thereto, each of Seller and Parent acknowledge, understand and agree that if Seller, Parent or their respective Affiliates fail to comply with any of their respective obligations under this Article XI, Buyer will suffer immediate and irreparable harm and monetary damages will be inadequate to compensate Buyer for such breach. Accordingly, each of Seller and Parent agree that Buyer shall, in addition to any other remedies available to it hereunder, at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the terms of this Article XI without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond. This Section 11.3 does not, and shall not be construed to constitute a waiver of the parties' rights and obligations under Section 8.5 with respect to arbitration of disputes other than those relating to enforcement of this
Article XI.

     Section 11.4 Judicial Modification. If any term, provision, covenant, or restriction of this Article XI is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Article XI and the other terms, provisions, covenants and restrictions of this Article XI shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed this Agreement had the terms, provisions, covenants and restrictions which may be hereafter declared invalid, void, or unenforceable not initially been included herein. If a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in Article XI is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and the parties agree to request the court to exercise such power, and, as so reduced or modified, the parties hereto agree that the restrictions of this Article XI shall remain in full force and effect, shall be enforceable and shall be enforced.


	                        ARTICLE XII

 	                    GENERAL PROVISIONS

     Section 12.1 Expenses. Except as otherwise provided herein, Buyer and Seller shall pay their own respective expenses, including the fees and disbursements of their respective counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

     Section 12.2 Entire Agreement. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by the parties hereto.

     Section 12.3 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

     Section 12.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when
(i) personally delivered or (ii) on the third day after mailing, by United States mail, first class, postage prepaid, by certified mail return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice):

If to Buyer, to:	  	Specified Fuels & Chemicals, L.L.C.
                                1201 South Sheldon Road
                                Channelview, Texas  77530

                                Attn: Bob G. Gower

If to Seller or Parent:		Howell Corporation
                                Howell Hydrocarbons & Chemicals, Inc.
                                1111 Fannin, Suite 1500
                                Houston, Texas  77002

                                Attn:  President

     Section 12.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor the rights hereunder may be transferred or assigned by any party hereto without the prior written consent of the other parties. No assignment shall release the assigning party from its obligations hereunder, unless the other parties agree otherwise.

     Section 12.6 Knowledge, Gender and Certain References. References herein to the knowledge of Buyer, Seller or Parent also includes the knowledge or belief of their respective directors and officers and independent accountants and attorneys, regardless of whether the knowledge of such Person was obtained outside of the course and scope of his employment by, or duties to Buyer, Seller or Parent, and regardless of whether any such Person's interests are adverse to Buyer, Seller or Parent in respect of the matters as to which his knowledge is attributed to Buyer, Seller or Parent. Unless otherwise specified, all references herein to days, weeks, months or years shall be to calendar days, weeks, months or years. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. References to Articles or Sections shall be to Articles or Sections of this Agreement unless otherwise specified. The headings and captions used in this Agreement are solely for convenient reference and shall not affect the meaning or interpretation of any article, section or paragraph herein, or this Agreement. The terms "hereof," "herein" or "hereunder" shall refer to this Agreement as a whole and not to any particular article, section or paragraph. The terms "including" or "include" are used herein in an illustrative sense and not to limit a more general statement. When computing time periods described by a number of days before or after a stated date or event, the stated date or date on which the specified event occurs shall not be counted and the last day of the period shall be counted.

     Section 12.7 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and assigns, nor shall any provision give any third Persons any right of subrogation or action over against any party to this Agreement. Without limiting the generality of the foregoing, it is expressly understood that this Agreement does not create any third party beneficiary rights.

     Section 12.8 Time of Essence. Time is of the essence in the performance of this Agreement.

     Section 12.9 Governing Law. This Agreement shall be governed by the internal laws, and not the laws of conflict, of the State of Texas.

     Section 12.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument.





        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                 HOWELL CORPORATION


                                 By:      /s/ RICHARD K. HEBERT
                                    -------------------------------------------

                                 Name: Richard K. Hebert
                                 Title:   President and Chief Operating Officer


                                 HOWELL HYDROCARBONS & CHEMICALS, INC.


                                 By:      /s/ ROBERT T. MOFFETT
                                    -------------------------------------------

                                 Name:  Robert T. Moffett
                                 Title:    Vice President


                                 SPECIFIED FUELS & CHEMICALS, L.L.C.


                                 By:      /s/ BOB G. GOWER
                                    -------------------------------------------

                                 Name:  Bob G. Gower
                                 Title:    Manager